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                     September 20, 2022

       Kevin Detz
       Chief Financial Officer
       Sonida Senior Living, Inc.
       16301 Quorum Drive, Suite 160A
       Addison, TX 75001

                                                        Re: Sonida Senior
Living, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed April 15,
2022
                                                            File No. 001-13445

       Dear Mr. Detz:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences